  As filed with the Securities and Exchange Commission on January 24, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BIG TREE CLOUD HOLDINGS LIMITED

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Room 3303, Building 1

Zhongliang Yunjing Plaza

Heshuikou Community, Matian Street

Guangming District, Shenzhen 518083, China

(Address of Principal Executive Offices and Zip Code)

Big Tree Cloud Holdings Limited 2024 Equity Incentive Plan
(Full Title of the Plans)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(Name and Address of Agent for Service)

+1 800-221-0102
(Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jia Yan, Esq.
Pillsbury Winthrop Shaw Pittman LLP
Suite 3001, 30th Floor
Jing An Kerry Center, Tower 2
1539 Nanjing Road West
Shanghai 200041, PRC
+86 21-6137-7980

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to the transactions contemplated by that certain Agreement and Plan of Merger (“Merger Agreement”), dated as of October 9, 2023, by and among Plutonian Acquisition Corp. (“Plutonian”), Big Tree Cloud International Group Limited (“Holdco”), Big Tree Cloud Holdings Limited (the “Registrant” or “PubCo”), Big Tree Cloud Merger Sub I Limited (“Merger Sub 1”), Big Tree Cloud Merger Sub II Inc. (“Merger Sub 2” and, together with Registrant and Merger Sub 1, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), and Guangdong Dashuyun Investment Holding Group Co., Ltd., (the“Guangdong Dashuyun”), pursuant to which (1) Merger Sub 1 will merge with and into Holdco (the “Initial Merger”), and Holdco will be the surviving corporation of the Initial Merger and a direct wholly owned subsidiary of Registrant, and (2) following confirmation of the effectiveness of the Initial Merger, Merger Sub 2 will merge with and into Plutonian (the “SPAC Merger” and together with the Initial Merger, the “Mergers”), and Plutonian will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of Registrant. Following the Business Combination, Registrant will be a publicly traded holding company listed on the Nasdaq Stock Market.

This Registration Statement on Form S-8 registers an aggregate of 11,416,109 ordinary shares, $0.0001 par value per share, of the Registrant (“Ordinary Shares”) available for issuance under the Registrant’s 2024 Equity Incentive Plan (the “2024 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement:

(1)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended June 30, 2024, originally filed with the Securities and Exchange Commission (the “Commission”) on October 25, 2024;

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above (other than the portions of these documents not deemed to be filed); and

(3)	The description of the Registrant’s ordinary shares that is contained in the Registrant’s Registration Statement on Form 8-A (Commission File No. 001-42114), filed with the Commission on May 29, 2024, pursuant to Section 12(b) of the Exchange Act, as updated by any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

The Registrant’s amended and restated memorandum and articles of association provide that the Registrant shall indemnify its directors and officers (each, an “indemnified person”) to the maximum extent permitted by law against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such indemnified person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of their duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

In addition, the Registrant has entered into separate indemnification agreements with its directors and officers, pursuant to which the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer.

The Registrant has purchased and intends to maintain insurance on behalf of each person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this registration statement (see the Exhibit Index attached hereto).

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Second Amended and Restated Memorandum and Articles of Association of PubCo (incorporated by reference to Annex B of Registrant’s registration statement on Form F-4 (File No. 333-277882), filed with the SEC on March 27, 2024)
4.2	Specimen of Ordinary Share of PubCo (incorporated by reference to Exhibit 4.5 of PubCo’s registration statement on Form F-4 (File No. 333-277882), filed with the SEC on March 27, 2024)
5.1*	Opinion of Maples and Calder (Hong Kong) LLP, regarding the validity of the ordinary shares being registered
10.1	2024 Equity Incentive Plan (incorporated by reference to Exhibit 4.1 of PubCo’s current report on Form 6-K, filed with the SEC on October 31, 2024)
23.1*	Consent of Audit Alliance LLP., as the independent registered accounting firm for the registrant.
23.3*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page hereto)
107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Shenzhen, PRC, on January 24, 2025.

Big Tree Cloud Holdings Limited

By:	/s/ Wenquan Zhu
Name:	Wenquan Zhu
Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Wenquan Zhu as his true and lawful attorney-in-fact with full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Wenquan Zhu
Wenquan Zhu	Chairman of the Board of Directors, Chief Executive Officer	January 24, 2025

/s/ Ting Yan
Ting Yan	Director, Chief Financial Officer	January 24, 2025

/s/ Frank Li
Frank Li	Director	January 24, 2025

/s/ Yumao Huang
Yumao Huang	Director	January 24, 2025

/s/ Guo Ren
Guo Ren	Independent Director	January 24, 2025

/s/ Jiahe Liao
Jiahe Liao	Independent Director	January 24, 2025

/s/ Munwah Wan
Munwah Wan	Independent Director	January 24, 2025

AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Big Tree Cloud Holdings Limited, has signed this registration statement in the City of New York, on January 24, 2025.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.